Exhibit 99.1

CONTACT:
Pericom Semiconductor Corporation
Alex Hui/Angela Chen
Tel: 408-435-0800
ahui@pericom.com/achen@pericom.com

              PERICOM SEMICONDUCTOR REPORTS FISCAL Q4 AND FULL YEAR
                             RESULTS FOR FISCAL 2006

                  Q4 2006 Revenues up 38.7 percent over Q4 2005

San Jose, Calif. - Aug. 16, 2006 - Pericom Semiconductor Corporation (NASDAQ:
PSEM) today announced results for its fiscal fourth quarter and full fiscal year ended July 1, 2006. Net revenues in the fourth quarter were $29.3 million, up
5.2 percent from revenues in the preceding quarter and up 38.7 percent from $21.1 million in the comparable period last year. Net income in the quarter was $2.1 million, or $0.08 per share (diluted), compared with net income (restated) of $1.8 million, or $0.07 per share (diluted), in the preceding quarter and versus net income of $1.2 million, or $0.04 per share (diluted), in the comparable period a year ago. Net revenues for the year ended July 1, 2006 were $105.9 million, up 33.1 percent from $79.6 million a year ago. Net income for the year ended July 1, 2006 was $6.0 million, or $0.22 per share (diluted), compared with net income of $927,000, or $0.03 per share (diluted), in the prior year comparable period.

"We are very pleased with our 38.7 percent revenue increase over the fourth quarter of last year, as well as our third consecutive quarter of operating profit," said Alex Hui, president and chief executive officer of Pericom. "Fiscal 2006 was a year of key accomplishments: we successfully acquired and integrated eCera, a leading Taiwanese FCP Company; significantly improved the operating performance of our Chinese sister Company, PTI; and emerged as a strong player in the fast-growing PCI Express market," he said.

NEWS RELEASE, August 16, 2006

"Our integrated circuit (IC) focus products--of Analog Switch, Clock, Bridge and Re-Driver--increased to approximately 61.4 percent of IC total revenue in the fourth quarter, evidence of the acceptance of our new product offerings and our penetration into new market segments. We are seeing new design wins for our PCI Express products including Re-Driver, Packet Switch and Bridge, and are sampling more customers in this quarter. Our focus is to continue to leverage our leading edge Signal Switching, Signal Conditioning and System Timing products to offer a complete interface solution to our served markets"

The Company is also issuing restated financial results for the first three quarters of fiscal 2006, reflecting the reclassification of certain capitalized new product mask production costs that were amortized as research and development expense when they should have been amortized as cost of sales. There is no profit or loss impact as a result of the reclassification. The comparisons with the previous reported results are included in the financial tables section of this release.

Q4 NEW PRODUCTS

SiliconConnect

The Company released the first three products of its new PCI Express Bridge and Packet Switch families for general customer sampling, including one 4-port PCI Express Packet Switch and two PCI Express to PCI and PCI-X Bridge products. Receiving broad customer acceptance, these new product families are targeted at high-growth Computer, Consumer, Communications, Graphics and Embedded applications requiring high-performance, low-power, and advanced feature capabilities.

SiliconSwitch

Pericom launched two new LVDS (PI2LVDxxx) analog switches, targeting notebook video applications. Four new analog switches (PI3Axxx) for handheld applications were released, one of which has already found a major design win at a key mobile phone manufacturer. The Company also delivered two new mobile analog switches (PI3USBxxx) featuring support for both next generation USB as well as Audio.

            3545 North First Street San Jose, CA 95134 (408) 435-0800

NEWS RELEASE, August 16, 2006

SiliconClock

Pericom released samples of five new Spread-spectrum clock generators and VCXO's targeting LCD projectors, LCD televisions, DLP projectors and Set-top box applications.

Frequency Control (SaRonix division)

The Company began sampling its new family of LVDS clock oscillators, operating at 3.3V (SDS383) and 2.5V (SDS382), to beta customers. These new families feature improved performance and lower cost than the legacy SDS3811 series.

Fiscal Q1 2007 QUARTER OUTLOOK

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

     o The Company continues to be in a high turns environment and therefore revenue visibility remains limited. Depending upon the strength of turns orders, revenues are expected to be in the range of $29.5 million to $30.5 million in the first quarter. Gross margins are expected to be in the 35 percent to 37 percent range.
     o Operating expenses are expected to increase to a range of $9.5 million to $9.9 million, primarily as a result of SOX consulting and audit fees related to the Company's currently on-going annual audit.c
     o Other income is expected to be approximately $1.1 million, consisting primarily of interest income.
     o Equity in net income (loss) of investees will decrease in the current quarter to $250,000 from the prior quarter of $736,000. The reasons for this decrease in net income will be discussed today within the Company's conference call.

Pericom will adhere to Regulation Fair Disclosure. The Company will provide its investors and analysts with guidance in the areas of total revenues, gross margin, operating expenses and other income each quarter in our earnings releases and in our conference calls. We will not provide further guidance or updates during the quarter unless we do so via a press release.

NEWS RELEASE, August 16, 2006

CONFERENCE CALL

Pericom's fourth quarter results conference call will begin at 1:30 p.m. Pacific time today. The conference call may be accessed by calling (800) 949-8963 (domestic) or (706) 643-0097 (international) and referencing conference number 4414919. A replay of the fourth quarter results conference call will be available for 7 days commencing from 4:30 PM pacific time today. The replay telephone number is (800) 642-1687 (domestic) or (706) 645-9291 (international) and the access code is 4414919. The conference call will be simultaneously Webcast live at: www.pericom.com/investor followed by an on-demand Webcast beginning at 4:30 p.m. Pacific time today (Webcast requires Windows MediaPlayer).

Pericom Semiconductor Corporation (NASDAQ: PSEM) offers customers worldwide the industry's most complete silicon and quartz-based solutions for the Computing, Communications and Consumer market segments. Our broad portfolio of leading-edge analog, digital, and mixed-signal integrated circuits and SaRonix frequency control products are essential in the timing, transferring, routing, and translating of high-speed signals as required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters are in San Jose, Calif., with design centers and sales offices located globally. http://www.pericom.com

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the statements under the captions `Fiscal Q1, 2007 Quarter Outlook' and statements regarding the continued market acceptance of the Company's new products and the Company's improving operating performance, and its recognition of income from PTI. The Company's actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, difficulties in integrating eCERA with our business, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K/A for the year ended July 2, 2005 our quarterly filings on Form 10-Q for the quarters ended September 30, 2005, December 31, 2005 and March 31, 2006 and, in particular, the risk factors sections of that filing.

NEWS RELEASE, August 16, 2006

                        Pericom Semiconductor Corporation
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (unaudited)

                                                                Three Months Ended                Twelve Months Ended
                                                       -------------------------------------    ------------------------
                                                         Jul 1,       Apr 1,        Jul 2,        Jul 1,        Jul 2,
                                                          2006         2006          2005          2006          2005
                                                       ----------   ----------    ----------    ----------    ----------
                                                                    (Restated)
Net revenues                                           $   29,288   $   27,847    $   21,121    $  105,878    $   79,557
Cost of revenues                                           19,047       18,402        12,940        69,374        50,764
                                                       ----------   ----------    ----------    ----------    ----------
      Gross profit                                         10,241        9,445         8,181        36,504        28,793
Operating expenses:
      Research and development                              4,174        3,925         3,992        15,492        15,767
      Selling, general and administrative                   4,921        4,394         4,150        18,490        15,538
      Restructuring Charge                                      0            0            51            55           294
                                                       ----------   ----------    ----------    ----------    ----------
                Total                                       9,095        8,319         8,193        34,037        31,599
Income (loss) from operations                               1,146        1,126           (12)        2,467        (2,806)
Other income, net                                             835          888         1,042         3,533         3,761
Write down of nonmarketable investment                          0          (31)           (5)          (64)         (105)
                                                       ----------   ----------    ----------    ----------    ----------
Income before income taxes                                  1,981        1,983         1,025         5,936           850
Income tax expense                                            607          641           120         1,852            27
Minority income in consolidated subsidiary                      6           32            26            99            58
Equity in income of unconsolidated subsidiary                 724          464           242         1,796            46
                                                       ----------   ----------    ----------    ----------    ----------
Net income                                             $    2,104   $    1,838    $    1,173    $    5,979    $      927
                                                       ==========   ==========    ==========    ==========    ==========
Basic earnings per share                               $     0.08   $     0.07    $     0.04    $     0.23    $     0.04
                                                       ==========   ==========    ==========    ==========    ==========
Diluted earnings per share                             $     0.08   $     0.07    $     0.04    $     0.22    $     0.03
                                                       ==========   ==========    ==========    ==========    ==========
Shares used in computing basic earnings per share          26,206       26,207        26,371        26,254        26,476
                                                       ==========   ==========    ==========    ==========    ==========
Shares used in computing diluted earnings per share        26,879       26,984        27,076        26,994        27,188
                                                       ==========   ==========    ==========    ==========    ==========

Note: The restatement is the result of certain capitalized mask production costs that were incorrectly amortized as research and development expense when they should have been amortized as cost of sales. As a result of the restatement, engineering expenses decreased and Cost of Sales increased in each quarter of fiscal 2006.
                                    - more -

NEWS RELEASE, August 16, 2006

                        Pericom Semiconductor Corporation
                  Consolidated Statements of Operations - GAAP
                      (In thousands, except per share data)
                                   (unaudited)

                                                      Three Months Ended          Three Months Ended          Three Months Ended
                                                   ------------------------    ------------------------    ------------------------
                                                     Apr 1,        Apr 1,        Dec 31,       Dec 31,       Oct 1,        Oct 1,
                                                      2006          2006          2006          2005          2005          2005
                                                   ----------    ----------    ----------    ----------    ----------    ----------
                                                       As                          As                          As
                                                   Previously        As        Previously        As        Previously        As
                                                    Reported      Restated      Reported      Restated      Reported      Restated
Net revenues                                       $   27,847    $   27,847    $   26,270    $   26,270    $   22,473    $   22,473
Cost of revenues                                       18,157        18,402        16,719        16,958        14,729        14,967
                                                   ----------    ----------    ----------    ----------    ----------    ----------
     Gross profit                                       9,690         9,445         9,551         9,312         7,744         7,506
Operating expenses:
     Research and development                           4,170         3,925         3,879         3,640         3,991         3,753
     Selling, general and administrative                4,394         4,394         4,993         4,993         4,182         4,182
     Restructuring charge                                   0             0             0             0            55            55
                                                   ----------    ----------    ----------    ----------    ----------    ----------
               Total                                    8,564         8,319         8,872         8,633         8,228         7,990
Income (loss) from operations                           1,126         1,126           679           679          (484)         (484)
Other income, net                                         888           888           912           912           898           898
Write down of nonmarketable investment                    (31)          (31)          (33)          (33)            0             0
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Income before income taxes                              1,983         1,983         1,558         1,558           414           414
Income tax expense                                        641           641           467           467           137           137
Minority income in consolidated subsidiary                 32            32            38            38            23            23
Equity in income of unconsolidated subsidiary             464           464           283           283           325           325
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Net income                                         $    1,838    $    1,838    $    1,412    $    1,412    $      625    $      625
                                                   ==========    ==========    ==========    ==========    ==========    ==========
Basic earnings per share                           $     0.07    $     0.07    $     0.05    $     0.05    $     0.02    $     0.02
                                                   ==========    ==========    ==========    ==========    ==========    ==========
Diluted earnings per share                         $     0.07    $     0.07    $     0.05    $     0.05    $     0.02    $     0.02
                                                   ==========    ==========    ==========    ==========    ==========    ==========
Shares used in computing basic earnings
per share                                              26,207        26,207        26,253        26,253        26,352        26,352
                                                   ==========    ==========    ==========    ==========    ==========    ==========
Shares used in computing diluted earnings
per share                                              26,984        26,984        26,972        26,972        27,143        27,143
                                                   ==========    ==========    ==========    ==========    ==========    ==========

Note: The restatement is the result of certain capitalized mask production costs that were incorrectly amortized as Research and Development expense when they should have been amortized as cost of sales. As a result of the restatement, engineering expenses decreased and Cost of Sales increased in each quarter of fiscal 2006.

                                    - more -

NEWS RELEASE, August 16, 2006

                        Pericom Semiconductor Corporation
                      Condensed Consolidated Balance Sheets
                                 (In thousands)
                                   (unaudited)

                                                              As of          As of
                                                           Jul 1, 2006    Jul 2, 2005
                                                          ------------   ------------
                        Assets

Current Assets:
    Cash & cash equivalents                               $     12,577   $     20,902
    Retricted Cash                                                 950              -
    Short-term investments                                      52,761        122,385
    Accounts receivable                                         23,306
                                                                                9,442
    Inventories                                                 16,742         13,428
    Prepaid expenses and other current assets                      508            409
    Deferred income taxes                                        4,709          5,291
                                                          ------------   ------------
        Total current assets                                   111,553        171,857

Property and equipment, net                                     24,376          5,927
Investment in unconsolidated subsidiary                          8,899          5,932
Deferred income taxes-non current                                5,043          2,205
Long term marketable securities                                 56,297              0
Intangibles and other assets                                     7,518          8,074
                                                          ------------   ------------
        Total assets                                      $    213,686   $    193,995
                                                          ============   ============
         Liabilities and Shareholders' Equity

Current liabilities:

    Accounts payable                                      $     10,435   $      6,899
    Accrued liabilities                                          7,243          5,470
    Current portion of long-term debt                            5,756              0
                                                          ------------   ------------
        Total current liabilities                               23,434         12,369

Long-term debt                                                   3,482              0
Deferred income tax-non current                                  1,288              0
Other long term liabilities                                        402            207
                                                          ------------   ------------
        Total liabilities                                       28,606         12,576
                                                          ------------   ------------

Minority interest in consolidated subsidiary                       969            257
                                                          ------------   ------------
Shareholders' equity:
    Common stock                                               138,483        141,233
    Retained earnings and other comprehensive loss              45,628         39,929
                                                          ------------   ------------
        Total shareholders' equity                             184,111        181,162
                                                          ------------   ------------
        Total liabilities and shareholders' equity        $    213,686   $    193,995
                                                          ============   ============

                                     - end -